Exhibit 99.1

OREXIGEN THERAPEUTICS, INC. PLANS FOR NEAR-TERM SALE USING STRUCTURED PROCESS THROUGH CHAPTER 11 OF U.S. BANKRUPTCY CODE

Bidding Process and Auction Projected to Conclude in May 2018

SAN DIEGO, MARCH 12, 2018 / PRNewswire / Orexigen Therapeutics, Inc. (NASDAQ: OREX), a biopharmaceutical company focused on the treatment of obesity, announced today that it has elected to file a voluntary petition under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Orexigen also intends to file a motion seeking authorization to pursue an auction and sale process under Section 363 of the U.S. Bankruptcy Code. The proposed bidding procedures, if approved by the court, would require interested parties to submit binding offers to acquire substantially all of Orexigen’s assets, which would be purchased free and clear of the company’s indebtedness and other liens and interests. Such parties could include strategic and financial buyers, and the process is expected to proceed according to the following timeline:

•	Bids expected to be submitted by May 21, 2018

•	Structured auction targeted to commence no later than May 24, 2018

•	Sale intended to be concluded by July 2, 2018

“The Board and management team have thoroughly assessed all of our strategic options and believe that this process represents the best possible solution for Orexigen, taking into account our financial needs,” said Michael Narachi, President and CEO of Orexigen. “While we have been working closely with our noteholders and have the support of a controlling number of senior secured noteholders, our debt covenant requirements and near-term cash flow needs have necessitated the protection afforded by a court-driven process.”

Narachi continued, “Orexigen was founded on the premise of helping to improve the health and lives of patients struggling to lose weight. This mission has been at the core of creating patient-centric solutions that help customers and patients in meaningful and relevant ways. Since the launch of Contrave, nearly 800,000 patients in the U.S. have benefitted1, and, through a successful transaction process, we intend that this growing patient demand will continue to be served.”

Orexigen has filed a series of motions with the court seeking to ensure the continuation of normal operations during this process. Orexigen has the support of a controlling number of its senior secured noteholders for this process, who have made a $35 million financing commitment. The company believes that this commitment provides it with sufficient liquidity to conduct its business in an uninterrupted manner, fund its chapter 11 case, including the sale of its assets, and to continue to meet its operational and financial obligations, including: continued servicing of distributors, wholesalers and global partners to ensure timely fulfillment of orders and shipments of Contrave® (naltrexone HCl and bupropion HCl extended release)/Mysimba™ (naltrexone HCl and bupropion HCl prolonged release); the timely payment of employee wages and salaries; and satisfaction of other obligations to patients and physicians who depend on this important therapy. In addition, to attempt to preserve the value of its net operating losses, Orexigen has filed a motion with the court to establish limitations on trading in Orexigen’s common stock by beneficial owners of at least 4.5% of Orexigen’s common stock during the pendency of the bankruptcy proceedings.

Additional information about this process and proposed asset sale, as well as other documents related to the restructuring and reorganization proceedings, is available through Orexigen’s claims agent Kurtzman Carson Consultants LLC at www.kccllc.net/orexigen.

Orexigen’s legal counsel is Hogan Lovells US LLP and its financial advisors are Perella Weinberg Partners LP and Ernst & Young LLP.

The petition was filed in United States Bankruptcy Court for the District of Delaware, Case No. 18-10518.

Recent Business Highlights

•	Contrave is the No.1 prescribed weight loss brand in the U.S.

•	>2.3M prescriptions have been written in the U.S. since launch

•	>100,000 unique U.S. prescribers of Contrave since launch

•	23% year-over-year TRx growth in the U.S. in 2017

•	21% year-over-year TRx growth in the U.S. in 2018 to date

•	All-time highs in weekly TRx volume (19,247), branded TRx market share (48.7%) and telemedicine/home delivery volume (2,288) achieved in early March 2018

•	2017 U.S. Contrave net sales of ~$75M compared to ~$47M2 in 2016

•	2017 global supply revenue from international partners of ~$13M compared to ~$5M in 2016

•	Implemented streamlined and innovative U.S. commercial model, with expected annual savings of ~$40M in 2018, under the current plan, compared to 2017

•	Launched in 24 of 68 partnered countries, with an additional 14 launches currently planned in 2018

•	U.S. market exclusivity solidified through 2030 following favorable ruling in patent litigation

•	Recent FDA acceptance of a significantly more efficient approach for completion of a cardiovascular outcomes post marketing requirement

1.	Source: IQVIA NPA data Sept 2014 through Jan 2018 and the IQVIA Persistence and Adherence study conducted June 2016
2.	Includes net sales as reported by our former partner pursuant to the terms of our former collaboration agreement for periods prior to the completed acquisition of Contrave, coupled with net sales as recorded by Orexigen after the completed acquisition of Contrave.

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About Contrave and Mysimba

Contrave, marketed as Mysimba in the European Union, is a prescription-only, FDA-approved weight-loss medication believed to work on two areas of the brain—the hunger center and the reward system—to reduce hunger and help control cravings. The exact neurochemical effects of Contrave/Mysimba leading to weight loss are not fully understood. Contrave/Mysimba contains two medicines, bupropion, a relatively weak inhibitor of the neuronal reuptake of dopamine and norepinephrine and naltrexone, an opioid antagonist.

Contrave, approved by the FDA in September 2014, is indicated for use as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, type 2 diabetes mellitus or dyslipidemia). In the European Union, Mysimba was approved in March 2015.

Orexigen is committed to helping eligible patients learn about Contrave and recommends patients in the U.S. visit www.contrave.com for additional information.

For full U.S. prescribing information please visit www.contrave.com.

Important Safety Information for CONTRAVE and MYSIMBA (per U.S. prescribing information)

(naltrexone HCl and bupropion HCl) 8 mg/90 mg extended-release tablets

One of the ingredients in CONTRAVE, bupropion, may increase the risk of suicidal thinking in children, adolescents, and young adults. CONTRAVE patients should be monitored for suicidal thoughts and behaviors. In patients taking bupropion for smoking cessation, serious neuropsychiatric adverse events have been reported. CONTRAVE is not approved for use in children under the age of 18.

Stop taking CONTRAVE and call a healthcare provider right away if you have any of the following symptoms, especially if they are new, worse, or worry you: thoughts about suicide or dying; attempts to commit suicide; depression; anxiety; feeling agitated or restless; panic attacks; trouble sleeping (insomnia); irritability; aggression, anger, or violence; acting on dangerous impulses; an extreme increase in activity and talking (mania); other unusual changes in behavior or mood.

Do not take CONTRAVE if you have uncontrolled high blood pressure; have or have had seizures; use other medicines that contain bupropion such as WELLBUTRIN, APLENZIN or ZYBAN; have or have had an eating disorder; are dependent on opioid pain medicines or use medicines to help stop taking opioids such as methadone or buprenorphine, or are in opiate withdrawal; drink a lot of alcohol and abruptly stop drinking; are allergic to any of the ingredients in CONTRAVE; or are pregnant or planning to become pregnant.

Before taking CONTRAVE, tell your healthcare provider about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements. Do not take any other medicines while you are taking CONTRAVE unless your healthcare provider says it is okay.

Tell your healthcare provider about all of your medical conditions including if you have: depression or other mental illnesses; attempted suicide; seizures; head injury; tumor or infection of brain or spine; low blood sugar or low sodium; liver or kidney problems; high blood pressure; heart attack, heart problems, or stroke; eating disorder; drinking a lot of alcohol; prescription medicine or street drug abuse; are 65 or older; diabetes; pregnant; or breastfeeding.

CONTRAVE may cause serious side effects, including:

Seizures. There is a risk of having a seizure when you take CONTRAVE. If you have a seizure, stop taking CONTRAVE, tell your healthcare provider right away.

Risk of opioid overdose. Do not take large amounts of opioids, including opioid-containing medicines, such as heroin or prescription pain pills, to try to overcome the opioid-blocking effects of naltrexone.

Sudden opioid withdrawal. Do not use any type of opioid for at least 7 to 10 days before starting CONTRAVE.

Severe allergic reactions. Stop taking CONTRAVE and get medical help immediately if you have any signs and symptoms of severe allergic reactions: rash, itching, hives, fever, swollen lymph glands, painful sores in your mouth or around your eyes, swelling of your lips or tongue, chest pain, or trouble breathing.

Increases in blood pressure or heart rate.

Liver damage or hepatitis. Stop taking CONTRAVE if you have any symptoms of liver problems: stomach area pain lasting more than a few days, dark urine, yellowing of the whites of your eyes, or tiredness.

Manic episodes.

Visual problems (angle-closure glaucoma). Signs and symptoms may include: eye pain, changes in vision, swelling or redness in or around the eye.

Increased risk of low blood sugar (hypoglycemia) in people with type 2 diabetes mellitus who also take medicines to treat their diabetes (such as insulin or sulfonylureas).

The most common side effects of CONTRAVE include nausea, constipation, headache, vomiting, dizziness, trouble sleeping, dry mouth, and diarrhea.

These are not all the possible side effects of CONTRAVE. Tell your healthcare provider about any side effect that bothers you or does not go away.

Use of CONTRAVE

CONTRAVE is a prescription weight-loss medicine that may help some adults with a body mass index (BMI) of 30 kg/m2 or greater (obese), or adults with a BMI of 27 kg/m2 or greater (overweight) with at least one weight-related medical problem such as high blood pressure, high cholesterol, or type 2 diabetes, lose weight and keep the weight off.

•	CONTRAVE should be used with a reduced-calorie diet and increased physical activity

•	It is not known if CONTRAVE changes your risk of heart problems or stroke or of death due to heart problems or stroke

•	It is not known if CONTRAVE is safe and effective when taken with other prescription, over-the-counter, or herbal weight-loss products

CONTRAVE is not approved to treat depression or other mental illnesses, or to help people quit smoking (smoking cessation). One of the ingredients in CONTRAVE, bupropion, is the same ingredient in some other medicines used to treat depression and to help people quit smoking.

Ask your doctor or healthcare professional if CONTRAVE is right for you. Please see Full Prescribing Information, including Medication Guide, for CONTRAVE.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

About Obesity & Weight Loss

Obesity is a serious and rising health epidemic and has been declared a disease by the American Medical Association. It is estimated that about 110 million adults are overweight or struggling with obesity; however, only 3% are treated with a prescription weight loss medicine. By 2030, the percentage of Americans who struggle with obesity could reach 51 percent. Obesity can increase the risk of heart disease, type 2 diabetes, some types of cancer, sleep apnea, and a variety of other conditions. Weight loss is complex and for many people diet and exercise alone may not be enough. Two areas of the brain play an important role in weight loss. The hypothalamus, your hunger center, regulates hunger and the mesolimbic reward system can cause cravings even when you are not hungry. Other areas of the brain may be involved.

About Orexigen Therapeutics, Inc.

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of weight loss and obesity. The company’s mission is to help improve the health and lives of patients struggling to lose weight. Orexigen’s first product, Contrave® (naltrexone HCl and bupropion HCl extended release), was approved in the U.S. in September 2014. In the European Union, the medicine has been approved under the brand name Mysimba™ (naltrexone HCl/ bupropion HCl prolonged release). Millions around the globe continue to face challenges of weight loss. Orexigen is undertaking a range of development and commercialization activities, both on its own and with strategic partners, to bring Contrave / Mysimba to patients around the world. As a patient-centric company, Orexigen continues to focus not only on innovating medicine for the treatment of obesity, but to also offer unique resources and healthcare delivery options to improve the patient experience. Further information about Orexigen can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the company’s plans to sell substantially all of its assets pursuant to Chapter 11 of the U.S. Bankruptcy Code and its expectation that the auction process will enable the company to sell those assets in an orderly manner and maximize value for the company’s stakeholders; the potential success of marketing and commercialization of

Contrave/Mysimba in the United States and elsewhere; the continued supply of Contrave to distributors, wholesalers, global partners and patients; expectations regarding Orexigen’s future sales and potential future growth; and other statements regarding the company’s strategy and future operations, performance and prospects.

The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to various risks and uncertainties, including, without limitation: the potential adverse impact of the Chapter 11 filings on the company’s liquidity and results of operations; changes in the company’s ability to meet its financial obligations during the Chapter 11 process and to maintain contracts that are critical to its operations; the outcome and timing of the Chapter 11 process and the proposed auction and asset sale; the effect of the Chapter 11 filings and proposed asset sale on the company’s relationships with vendors, regulatory authorities, employees and other third parties; possible proceedings that may be brought by third parties in connection with the Chapter 11 process or the proposed asset sale; uncertainty regarding obtaining bankruptcy court approval of a sale of the company’s assets or other conditions to the proposed asset sale; the timing or amount of any distributions to the company’s stakeholders; and other risks described in the company’s filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks impacting the company are included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2017 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen Investor Contact:

Tom Lynch

EVP, Chief Administrative Officer & General Counsel

+1-858-875-8600

investorrelations@orexigen.com

Orexigen Media Contact:

Erika Hackmann

Y&R

+1-917-538-3375

erika.hackmann@yr.com

Sale Process Contact:

Perella Weinberg Partners LP

Peter Schwaikert

(646) 708-8780

pschwaikert@pwpartners.com